EXHIBIT 23(b)

TSCHOPP, WHITCOMB & ORR, P.A.

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
PainCare Holdings, Inc.

We hereby consent to the incorporation by reference in the PainCare Holdings, Inc. Registration Statement on Form S-1, of our report dated March 4, 2005, except for note 2 as to which the date is April 17, 2006, relating to the consolidated financial statements of PainCare Holdings, Inc. which appears in PainCare Holdings, Inc.’s Form 10-KSB for the year ended December 31, 2005, filed with the United States Securities and Exchange Commission on June 1, 2006, and to the reference to our firm under the heading “Experts” therein.

TSCHOPP, WHITCOMB & ORR, P.A.

Maitland, Florida
July 19, 2006